Exhibit 10.1

Fourth Addendum to Asset Purchase Agreement

This Fourth Addendum to Asset Purchase Agreement (“Fourth Addendum”) is effective as on the date the parties have fully signed the Fourth Addendum (“Effective Date of the Fourth Addendum”) and memorializes an agreement reached between PharmaCyte Biotech, Inc., formerly Nuvilex, Inc. (“Licensee”), and SG Austria Pte. Ltd. (“Licensor”) on 30 August 2017, as amended, relating to the Asset Purchase Agreement between the Parties dated as of the 26th day of May 2011 (“Asset Purchase Agreement”), as amended by the Asset Purchase Agreement Addendum dated as of June 11, 2011, the Asset Purchase Agreement Addendum Number 2 dated as of June 14, 2012, the December 3, 2012 extension letter from SG Austria, the Third Addendum to Asset Purchase Agreement dated as of June 25, 2013 (“Third Addendum”) and the Clarification Agreement to Third Addendum to Asset Purchase Agreement dated as of June 25, 2013 (“Clarification Agreement”). Licensee and Licensor are referred to in this Fourth Addendum individually as a “Party” and collectively as the “Parties.” Defined terms in the Asset Purchase Agreement, Third Addendum and Clarification Agreement (collectively, “Agreements”) have the same meaning in this Fourth Addendum as they do in the Agreements.

Recitals

A.	The Parties entered into the Licensing Agreement to, among other things, provide Licensee with an exclusive worldwide license to use the Cell-in-a-Box® Trademark and its Associated Technology with genetically modified HEK293 cells overexpressing the cytochrome P450 2B1 gene specifically designed for the treatment of cancer to conduct research, to use in preclinical studies and clinical trials, to obtain marketing approval and to market and sell products and treatments utilizing the Cell-in-a-Box® Trademark and its Associated Technology world-wide;

B.	Section 6.a. of the Third Addendum provides that Licensee shall pay to Licensor royalties equal to two percent (2%) of Gross Sales received by Licensee or its Affiliates. The Parties desire to change the amount of royalties Licensee shall pay to Licensor in accordance with the amended Section 6.a. below;

C.	Section 6.b. of the Third Addendum provides that Licensee shall pay to Licensor royalties equal to ten percent (10%) of the amount received by Licensee from Sub-Licensees on Sub-Licensees’ Gross Revenue. The Parties desire to change the amount of royalties Licensee shall pay to Licensor in accordance with the amended Section 6.b. below;

D.	Section 6.c. and 6.d. of the Third Addendum provides Licensee shall pay Licensor certain milestone payments upon the occurrence of certain events (“Milestone Payments”). The Parties desire to delete Sections 6.c. and 6.d.;

E.	The Parties desire to add a new Section 6.c. to the Third Addendum in accordance with the new Section 6.c. below;

F.	The Parties desire to add a new Section 6.d. to the Third Addendum in accordance with the new Section 6.d. below;

G.	The Parties desire to add a new Section 7.e. to the Third Addendum in accordance with the new Section 7.e. below;

H.	The Parties desire to add a new Section 7.f. to the Third Addendum in accordance with the new Section 7.f below; and

I.	The Parties desire to update the name of Licensee and each Party’s address of its registered office and principal place of business.

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Agreement

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Parties, the Third Addendum is hereby amended as follows:

1.	In the preamble to the Third Addendum, the address of the registered office and principal place of business of Licensee shall be amended to read: “SG Austria Pte. Ltd., a Singapore corporation having its registered office and principal place of business at 3 Biopolis Drive, #05-19 Synapse, Singapore 138623 and its Affiliates (“Licensor”), and”

2.	In the preamble to the Third Addendum, the name of Licensee shall be amended to its new name and address to read: “PharmaCyte Biotech, Inc., a Nevada corporation having its principal place of business at 23046 Avenida de la Carlota, Suite 600, Laguna Hills, California 92653 USA and its Affiliates (“Licensee”).”

3.	Section 6 of the Third Addendum shall be deleted and the following inserted in its place: “Royalties and Other Consideration. After the transfer of the Purchased Assets, Licensee will make royalty and other payments to Licensor as follows:”

4.	Section 6.a. of the Third Addendum shall be deleted and the following inserted in its place: “Four percent (4%) on all Gross Sales received by Licensee or its Affiliates;”

5.	Section 6.b. of the Third Addendum shall be deleted and the following inserted in its place: “Twenty percent (20%) of the amount received by Licensee from Sub-Licensees on Sub-Licensees Gross Revenues; provided, however, that in the event the sublicensing royalty rate received by Licensee is four percent (4%) or less, Licensor shall receive fifty percent (50%) of the amount of money received by Licensee from Sub-Licensees. For any amount received by Licensee over the sublicensing royalty rate of four percent (4%), Licensor shall receive twenty percent (20%) of that amount.” For the avoidance of doubt the following two examples are given. Example 1: Sub-Licensee has a Gross Sales Value of One Thousand Dollars US (US$1000.00). Licensee receives a four percent (4%) royalty rate from Sub-Licensee equal to Forty Dollars US (US$40.00). In this example, Licensee pays Licensor 50% of this royalty in the amount of Twenty Dollars US (US$20.00). Example 2: Sub-Licensee has a Gross Sales Value of One Thousand Dollars US (US$1000.00). Licensee receives a six percent (6%) royalty rate from Sub-Licensee in the amount of Sixty Dollars US (US$60.00) USD). In this example, Licensee pays Licensor 50% of the amount corresponding to a four percent royalty in the amount of Twenty Dollars US (US$20.00) and twenty percent (20%) of the amount over four percent (4%) (20% of US$20.00 is equal to US$4.00) to give a total royalty to Licensor of Twenty-Four Dollars US (US$24.00).

6.	Sections 6.c. and 6.d. of the Third Addendum shall be deleted so that no Milestone Payments are due pursuant to the Third Addendum and the following Section 6.c inserted in their place: “Except as otherwise provided in Section 6.b., Licensor shall receive fifty percent (50%) of any other financial and non-financial consideration Licensee receives from a Sub-Licensee.”

7.	A new Section 6.d. shall be added to the Third Addendum to read as follows: “All payments due pursuant to Section 6.a shall be paid within thirty (30) days of the end of the relevant calendar quarter. All payments due pursuant to Sections 6.b. and 6.d. shall be paid within forty-five (45) days after the calendar quarter in which the payment is received by Licensee from a Sub-Licensee.”

8.	A new Section 6.e. shall be added to the Third Addendum to read as follows: Licensee shall pay an aggregate total amount of Nine Hundred Thousand Dollars US (US$900,000.00) to Austrianova ratably over a nine (9) month period in the amount of two (2) Fifty Thousand Dollars US (US$50,000.00) payments each month during the nine (9) month period on the days of the month to be agreed upon between the parties, with a cure period of twenty (20) calendar days after receipt by Licensee of written notice from Licensor that Licensee has failed to pay timely a monthly payment of One Hundred Thousand Dollars US (US$100,000) required by this Section 6.e.”

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9.	A new Section 7.f. shall be added to the Third Addendum to read as follows: “Licensee shall have an irrevocable right of first refusal (“ROFR”) to purchase the Cell-in-a-Box® Trademark and its Associated Technology (as defined in the Clarification Agreement) and all associated intellectual property, technology and/or trade secrets, including, but not limited to, a non-exclusive license of the cellulose sulfate Licensor or Austrianova utilizes with the Cell-in-a-Box® encapsulation technology and any manufacturing facility utilizing the Technologies.” The ROFR shall have a term of five (5) years from August 30, 2017. Licensor shall notify Licensee in of its intention to pursue a transaction to sell, transfer or assign the Technologies, in whole or in part (“Proposed Transaction”), including the material terms thereof, by providing Licensee written notice thereof by an international courier service addressed to Licensee. If Licensee fails to exercise its ROFR with respect to any Proposed Transaction within sixty (60) business days after its receipt of such notification, then Licensee shall have no further claim or right with respect to the Proposed Transaction. Licensee may elect, in its sole discretion, not to exercise its ROFR with respect to any Proposed Transaction, provided that any such election by Licensee shall not adversely affect Licensee’s ROFR with respect to any other Proposed Transaction.”

10.	A new Section 7.g. shall be added to the Third Addendum to read as follows: “Licensor shall not solicit, negotiate or entertain any inquiry regarding the potential acquisition of the Cell-in-a-Box® Trademark and its Associated Technology for a period of one (1) year from August 30, 2017.”

11.	Except as provided in this Fourth Addendum, all the other provisions of the Agreements shall remain in full force and effect.

12.	This Fourth Addendum in no way alters or effects the terms of the Binding Memorandum of Understanding entered into by and between PharmaCyte Biotech, Inc., and Austrianova Singapore Pte. Ltd. effective as of 28 July 2016.

13.	This Fourth Addendum constitutes the entire, final and complete agreement and understanding between the Parties and replaces and supersedes all prior discussions and agreements between them with respect to the subject matter of the Fourth Addendum, including the Term Sheet. No amendment, modification or waiver of any terms or conditions of this Fourth Addendum shall be effective unless made in writing and signed by a duly authorized officer of each Party.

14.	This Fourth Addendum may be executed in counterparts, each of which shall be an original and all of which shall constitute together the same document. The Parties agree that execution of this Fourth Addendum by exchanging facsimile, PDF, or electronic signatures shall have the same legal force and effect as the exchange of original signatures.

IN WITNESS WHEREOF, each Party has executed this Fourth Addendum by its duly authorized representative as of the Effective Date of the Fourth Addendum.

PharmaCyte Biotech, Inc.	SG Austria Pte. Ltd.

By: /s/ Dr. Kenneth L. Waggoner	By: /s/ Dr. Brian Salmons
Printed Name: Dr. Kenneth L. Waggoner	Printed Name: Dr. Brian Salmons
Title: Chief Executive Officer	Title: Chief Executive Officer
Date: May 14, 2018	Date: May 14, 2018

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